UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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CHESAPEAKE ENERGY CORPORATION
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6100 North Western Avenue
Oklahoma City, Oklahoma 73118

We have received a number of inquiries related to recent reporting about matters that are discussed in the proxy statement for our 2009 annual meeting of shareholders to be held on June 12, 2009.  The attached letter from our general counsel responding to a press inquiry may answer questions or concerns you have.

We filed the definitive proxy statement with the Securities and Exchange Commission on April 30, 2009, and it is available free of charge at the SEC's website at www.sec.gov.  The Company will mail the proxy statement, its 2008 annual report and proxies to shareholders on May 13, 2009, and such information will be available at that time on the Company's website at www.chk.com.  Shareholders are strongly advised to read the Company’s definitive proxy statement because it contains important information.  Additional information may also be found in the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2009.  This Form 8-K is available on the SEC’s website at www.sec.gov.

The Company and our directors and executive officers and other members of management and employees are potential participants in the Company's solicitation of proxies from shareholders in respect of the 2009 annual meeting.  Information regarding our directors and executive officers is available in our proxy statement for the annual meeting of shareholders, filed with the SEC on April 30, 2009.

Henry J. Hood Senior Vice President - Land and Legal and General Counsel

April 30, 2009

VIA EMAIL:  Rellis@opubco.com

Mr. Randy Ellis
The Daily Oklahoman
P. O. Box 25125
Oklahoma City, Oklahoma  73125

Dear Mr. Ellis:

We understand that you are writing a story about the incentive bonus awarded to Aubrey McClendon late last year by the Chesapeake Energy Corporation Board of Directors and that you would like comment from the Company on the subject.  This letter will provide you that comment.  Further, there have been criticisms reported in other newspapers and media sources recently of other Chesapeake Board and Company actions which we feel merit responses.  Accordingly, I will address those issues briefly in this letter as well.

With respect to Aubrey’s bonus, Chesapeake’s Board explained in detail its rationale for the bonus, and the accompanying revisions to his employment agreement, in a publicly filed document in January 2009 which was shared with analysts and major stock holders. Months after the fact, the Board’s decision has come under fire in the national news media. Not coincidentally, this barrage of press followed the news accounts and public criticism of AIG’s effort to award large bonuses to its executives and the very public filing of a lawsuit against Chesapeake’s Board seeking to compel the inspection of Company records relating to the Board’s decision to award Aubrey this bonus.  Though we feel we have already adequately explained the Board’s decisions, we wanted to provide you with additional information to assist you in writing a balanced story on the subject.

Late last year, after weeks of careful consideration and deliberation, Chesapeake’s Board amended Aubrey’s employment agreement and provided a carefully tailored incentive award with the understanding it was an unusual action during a period when collapsing natural gas prices forced Chesapeake’s stock price to decline, liquidity challenges were negatively impacting the industry and the country faced the worst economic crisis in at least 50 years. A copy of the Form 8-K and a chart comparing Chesapeake’s stock price with natural gas prices during the last half of 2008 are attached.   As you can see, the chart confirms a direct correlation between gas prices and Chesapeake’s stock price.

Importantly, the award was not paid in cash.  It was part of an agreement that was crafted to advance the interests of the Company and its shareholders.  Given the amount of the award and significance of the revised employment agreement, we filed an extraordinary Form 8-K on January 7, 2009, in order to explain the reasons for the award and the revisions to Aubrey’s employment agreement.  The second page of the Form 8-K summarizes the primary terms of the amendments to the employment agreement in bullet points and the reasons for the amendments and incentive award.   The important points are:

•
The Board determined that in the face of declining gas prices, Aubrey was personally responsible for the origination, negotiation and closing of four transactions that delivered to the Company $10.3 billion in proceeds and $8.7 billion in economic gain, while permitting us to retain approximately 70% of the three biggest projects of the four.  The award to Aubrey represented less than 0.75% of the initial benefits from those transactions.  Very few companies inside or outside the energy industry realized that kind of economic gain during a difficult 2008.  Moreover, because the revisions to Aubrey’s employment agreement freeze his salary and cash bonuses for the next five years, the incentive award is in effect distributed over a five-year period.

•
The Board required Aubrey to invest the net award into the Founders Well Participation Program (in place since 1993 and approved overwhelmingly by shareholder vote in 2005) so that he was required to take drilling and gas price risk alongside the Company. The award will fund less than 20% of Aubrey’s anticipated costs of participating in the Company’s wells during 2009. We suspect if the executives on Wall Street had been required to invest all of their net bonuses in a cross section of their Company’s investments, our country would not find itself in the current financial crisis.  The alignment of risk between Aubrey and the Company is unique and exemplary.

•
The revisions to Aubrey’s employment agreement require him to remain in his leadership role for at least five years, and to refrain from outside activities that might be inconsistent with the best interests of the Company throughout that period.  In crafting this contractual commitment, the Board was no doubt mindful of the 2006 departure of Chesapeake’s co-founder Tom Ward to build a new Company using funding readily available from third parties to fund new companies for experienced oil and gas executives.  This is not unique in this industry, especially when the executive has little personal investment in his employer.

•
A five-year claw back was imposed so that if Aubrey resigns or is terminated for cause he has to pay back a pro rata portion of the award.  Aubrey also agreed to freeze his salary and cash bonuses for the next five-year period over which the Company will expense the incentive award.

In retrospect, the transactions which Aubrey created provided significant liquidity to the Company during a period of collapsing oil and natural gas prices, which will permit development of what we believe are the best drilling prospects in the industry. The transactions have been truly crucial to the success of the Company and will continue to be important in the future.

Current comments in the press have focused on the temporary one year reduction in Aubrey’s targeted stock ownership levels.  Each of our officers and directors has written targeted stock ownership levels, which is also unique in our industry we believe. The Company allows new employees and directors time to build their holdings and the Board took the pragmatic approach of allowing Aubrey a reasonable period of time to rebuild his required stock holdings, especially since the short swing trading rules restricted his ability for six months to purchase additional shares.  The Board also believed that Aubrey’s historical significant purchases of the Company’s stock warranted a flexible approach.

In summary, Chesapeake’s Board wanted to reward Aubrey for the extraordinary transactions while obtaining a contractual commitment that he would forego other opportunities and remain in his leadership role for at least five years, freezing his salary and cash bonus awards for the same period, and providing an incentive for Aubrey to work to develop the world class assets base he has amassed at Chesapeake.  Rather than just issue a large number of shares of stock at historically low prices or a large cash payment, the Board tailored a specific award that aligned Aubrey’s interests with the Company and put him at risk if the Company drilled poor wells. Critics of this bonus choose not to read or consider the Board’s careful analysis and explanation of these issues and ignore the benefits that the revised employment agreement secured for the Company and its shareholders.  Rather than dealing with the facts, they simply dismiss the Board’s action as outrageous or in one case “obscene”.  It is difficult to respond to such unconstructive comments.

Recent new reports have also taken issue with certain other Board and Company actions involving Aubrey personal investments, i.e. the Company’s purchase of various historic maps hanging in the Company’s headquarters’ offices, the Company’s sponsorship support of the Oklahoma City Thunder professional basketball team and the Company’s use of catering services of the Deep Fork restaurant for Company functions.  We believe these criticisms are both misconceived and unfounded.  The facts surrounding those transactions are detailed below and also included in a proxy statement filed publicly today.

In December 2008, the Company purchased an extensive collection of antique historical maps of the American Southwest from Aubrey for $12.1 million, which represented his cost.  The collection includes over 500 museum quality pieces.  A dealer who had assisted Aubrey in acquiring this collection over a period of six years advised the Company that the replacement value of the collection in December 2008 exceeded the purchase price by more than $8 million.  The maps have been displayed at the Company's Oklahoma City headquarters for a number of years, during which the Company has been insuring the maps in exchange for their display.

Anyone who has visited or driven by our corporate headquarters in Oklahoma City knows that is comprised of numerous buildings in a campus-type setting.  These maps complement the interior design features of our campus buildings and contribute to our workplace culture.  Our employees and visitors appreciate the maps’ depiction of the early years of the nation’s energy industry and the discovery and expansion of Indian Territory (now, Oklahoma) and the surrounding territories of the early United States.  In addition, the collection connects to our Company’s everyday use of mapping in our business of exploring for and developing natural gas and oil.  The Company was interested in continuing to have use of the map collection permanently and believed it was not appropriate to continue to rely on cost-free loans of artwork from Aubrey.  The Board of Directors authorized the purchase of Aubrey’s collection following review and approval by the Audit Committee and required that the Company’s purchase price be applied as a credit to Aubrey’s future FWPP costs.  Future purchases, if any, of historical maps or artwork for the Company’s headquarters will be made directly by the Company.

In 2008, the Company became a founding sponsor of the Oklahoma City Thunder, a National Basketball Association franchise owned and operated by The Professional Basketball Club, LLC ("PBC").  Aubrey has a 19.2% equity interest in and is a non-management member of the PBC.  The Company paid $3.5 million in 2008 and $1.2 million in 2009 pursuant to its sponsorship agreement for the Thunder’s 2008-2009 season.  As a founding sponsor, the Company received valuable television and radio advertising for local broadcasts of Thunder games, arena advertising space, advertising in game-day programs and on the team website, team participation in a Company-sponsored community event, game tickets and use of an arena suite.  Our sponsorship level is consistent with that of other major employers in Oklahoma City, some of which also have ownership ties to the franchise.  In addition to the advertising and promotional activities related to its sponsorship of the Thunder, the Company believes the sponsorship provides valuable support to the local community and contributes to employee morale.

The Thunder is the first major-league professional sports franchise to permanently reside in Oklahoma, and the Company recognizes our CEO’s efforts, through PBC, to bring the team to Oklahoma City.  However, Aubrey’s ownership was not a determining factor in the Company’s decision to sponsor the team.  After Hurricane Katrina caused significant damage to the Superdome in New Orleans, the New Orleans Hornets (another National Basketball Association franchise) was temporarily relocated to Oklahoma City for two consecutive seasons, during which the Company sponsored the Hornets in a manner similar to its current sponsorship of the Thunder.  The Company values the cohesiveness that professional sports teams have brought to the central Oklahoma community and would sponsor the team in the same manner if Aubrey did not own an equity interest in the franchise.  We strive to be the premier employer and most community-minded company in Oklahoma City and, therefore, believe our sponsorship of the Thunder along with our many partnerships and gifts that benefit community development, education, health and medical and social services all contribute to this goal.

In 2008, the Company paid Deep Fork Catering approximately $177,000 for food and beverage catering services, primarily for two large events sponsored by the Company.  Deep Fork Catering is an affiliate of the Deep Fork Grill, an Oklahoma City restaurant in which Aubrey is a 49.7% owner.  Aubrey is not involved in decisions to hire Deep Fork Catering and has requested that the Company’s future use of Deep Fork Catering be limited.

We appreciate the opportunity to provide additional information.  Finally, I would ask you to inform me of any negative comments from others you intend to include in your article or any negative characterizations you plan to make so the Company may have an opportunity to respond.  We hope this letter helps put Aubrey’s incentive award and these other matters involving his personal investments in perspective.

Best regards,

/s/ Henry J. Hood

Henry J. Hood